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                            SCHEDULE 14A INFORMATION


          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement  [ ] Confidential, for Use of the Commission
                                     Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                  Van Kampen Series Fund, Inc.      (811-7140)

         (Name of Registrant as Specified in Its Declaration of Trust)





Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.
[ ] Fee paid previously with preliminary materials.
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                            URGENT, PLEASE VOTE TODAY


May 23, 2000

Dear Shareholder:

Thank you for the timely return of your proxy card relating to the May 19, 2000 shareholder meeting of the Van Kampen Global Fixed Income Fund. The shareholder meeting has been adjourned to a later date to allow for the solicitation of additional votes.

Our records reflect your preference to abstain on the proposal relating to the liquidation of this Fund. This letter is intended to provide you with information regarding the liquidation. We ask that you take a few minutes to review the contents of this letter and reconsider your vote on this proposal.

The Fund's investment advisor has recommended that the Fund be liquidated and dissolved with the proceeds distributed to the Fund shareholders. The reasons include, among others, the Fund's historical and anticipated sales activity, diminishing net assets during the past several years, and the changes in the global securities and currencies markets, particularly changes in western European markets. The investment advisor believes that these factors will result in less attractive investment and marketing opportunities relative to the respective investment strategies pursuant to which the Fund was organized.

After analyzing factors presented by management and considering other alternatives to liquidating the Funds, including but not limited to, merging the Fund, the Fund's Board of Trustees unanimously adopted a resolution declaring the proposed liquidation and dissolution to be in the best interest of the Fund and its shareholders. Further, the liquidation and distribution plan was prepared and is currently being presented to shareholders for approval with the proxy materials previously mailed. THE FUND'S BOARD OF TRUSTEES HAS UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS APPROVE THIS PROPOSAL BY VOTING FOR THE LIQUIDATION AND DISSOLUTION OF THE FUND.

If approved, each shareholder may elect to receive his or her proportionate share of such liquidating distributions in cash or, in lieu of receiving cash, in shares of one or more other Van Kampen funds. Liquidating distributions will not be subject to any sales charges. In the event that a large number of shareholders redeem or exchange shares to another Van Kampen fund prior to the Fund's proposed liquidation and dissolution, the Fund's yield and liquidating distributions to remaining shareholders would be adversely affected as fixed costs of the Fund would be spread over a smaller asset base.

YOUR VOTE IS IMPORTANT AND YOUR PARTICIPATION IN THE AFFAIRS OF YOUR FUND DOES MAKE A DIFFERENCE!

You may change your vote by marking the enclosed proxy card and returning it in the postage paid envelope provided. Our receipt of a new proxy card will completely revoke your previous ballot. IF YOU DO NOT WISH TO CHANGE YOUR VOTE, NO ACTION IS REQUIRED ON YOUR PART AND YOUR VOTE WILL REMAIN UNCHANGED FROM WHAT YOU INDICATED ON YOUR ORIGINAL BALLOT.

If you have questions, please call us at 1-800-341-2911. We appreciate your time and careful consideration of this matter.

Sincerely


Van Kampen Global Fixed Income Fund

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                            URGENT, PLEASE VOTE TODAY


May 23, 2000

Dear Shareholder:

We recently sent you proxy voting materials relating to the May 19, 2000 shareholder meeting of the Van Kampen Global Fixed Income Fund. The shareholder meeting has been adjourned to a later date to allow for the solicitation of additional votes.

To date, we have no record of receiving your vote on this very important matter. This letter is intended to provide you with information regarding the liquidation of your Fund. We ask that you give careful attention to this matter and promptly cast your vote on the proposal.

The Fund's investment advisor has recommended that the Fund be liquidated and dissolved with the proceeds distributed to the Fund shareholders. The reasons include, among others, the Fund's historical and anticipated sales activity, diminishing net assets during the past several years, and the changes in the global securities and currencies markets, particularly changes in western European markets. The investment advisor believes that these factors will result in less attractive investment and marketing opportunities relative to the respective investment strategies pursuant to which the Fund was organized.

After analyzing factors presented by management and considering other alternatives to liquidating the Funds, including but not limited to, merging the Fund, the Fund's Board of Trustees unanimously adopted a resolution declaring the proposed liquidation and dissolution to be in the best interest of the Fund and its shareholders. Further, the liquidation and distribution plan was prepared and is currently being presented to shareholders for approval with the proxy materials previously mailed. THE FUND'S BOARD OF TRUSTEES HAS UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS APPROVE THIS PROPOSAL BY VOTING FOR THE LIQUIDATION AND DISSOLUTION OF THE FUND.

If approved, each shareholder may elect to receive his or her proportionate share of such liquidating distributions in cash or, in lieu of receiving cash, in shares of one or more other Van Kampen funds. Liquidating distributions will not be subject to any sales charges. In the event that a large number of shareholders redeem or exchange shares to another Van Kampen fund prior to the Fund's proposed liquidation and dissolution, the Fund's yield and liquidating distributions to remaining shareholders would be adversely affected as fixed costs of the Fund would be spread over a smaller asset base.

YOUR VOTE IS IMPORTANT AND YOUR PARTICIPATION IN THE AFFAIRS OF YOUR FUND DOES MAKE A DIFFERENCE!

Please take a moment to cast your vote by marking the enclosed proxy card and return it in the postage paid envelope provided.

If you have questions, please call us at 1-800-341-2911. We appreciate your time and careful consideration of this matter.

Sincerely


Van Kampen Global Fixed Income Fund